SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 26, 2018

FORRESTER RESEARCH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21433	04-2797789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

60 Acorn Park Drive

Cambridge, Massachusetts 02140

(Address of principal executive offices, including zip code)

(617) 613-6000

(Registrant’s telephone number including area code)

N/A

(Former Name or Former Address, if Changes since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On November 26, 2018, Forrester Research, Inc., a Delaware corporation (“Forrester”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Forrester, Supernova Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Forrester (“Acquisition Corp.”), SiriusDecisions, Inc., a Delaware corporation (the “Company”), the stockholders named therein (the “Founder Stockholders”), and Fortis Advisors LLC, solely in its capacity as the Stockholder Representative.

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Acquisition Corp. will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Forrester (the “Merger”). At the effective time of the Merger, each issued and outstanding share of Series A Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and each issued and outstanding share of common stock, par value $0.001 per share (the “Common Stock” and, together with the Preferred Stock, the “Company Capital Stock”) of the Company (other than shares of Company Capital Stock (i) held in treasury by the Company or owned by any direct or indirect subsidiary of the Company, (ii) owned by Forrester or Acquisition Corp. or any direct or indirect wholly owned subsidiary of Forrester, or (iii) held by stockholders who neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive a portion of the aggregate cash consideration payable in respect of the Merger, which will consist of $245,000,000, as adjusted with respect to the cash, indebtedness, unpaid transaction fees and expenses, and working capital of the Company and its subsidiaries prior to the closing of the Merger (the “Closing Cash Merger Consideration”). Each outstanding stock option of the Company (other than those which are unvested and do not become vested in connection with the Merger) will be cancelled upon the consummation of the Merger in exchange for a cash payment based on the Closing Cash Merger Consideration (net of option exercise price and applicable taxes). All unvested stock options of the Company will be cancelled without consideration upon the consummation of the Merger.

The consummation of the Merger is subject to certain conditions, including (i) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of any law or order prohibiting consummation of the Merger, (iii) with respect to Forrester’s obligation to consummate the Merger, the absence of any Material Adverse Effect (as that term is defined in the Merger Agreement) with respect to the Company and its subsidiaries, (iv) the continuing accuracy of each party’s representations and warranties, (v) the performance in all material respects by the other party of its obligations under the Merger Agreement, and (vi) the satisfaction of other customary conditions. The consummation of the Merger is not subject to a financing condition. The Merger is expected to be consummated in the first quarter of 2019, and, in any event, the closing of the transaction may not occur until January 3, 2019, without Forrester’s written consent.

The Merger Agreement also includes customary termination provisions for both the Company and Forrester, including if the Merger has not been consummated by February 25, 2019. The Merger Agreement also provides that Forrester will be required to pay the Company a reverse termination fee of $9.8 million if all of the other conditions to Forrester’s obligation to close the transaction have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing of the transaction), the Company has confirmed to Forrester that it is ready, willing, and able to consummate the Merger, Forrester fails to consummate the Merger as a result of its failure to obtain the debt financing, and the Company elects to terminate the Merger Agreement.

The Merger Agreement contains representations, warranties, and covenants by the parties that are customary for a transaction of this nature. The sellers will have no obligation to indemnify Forrester under the Merger Agreement for breaches of the Company’s representations or warranties (with the exception of breaches related to the Company’s fundamental representations relating to its organization, authority, and capitalization and other than in the case of fraud), and Forrester’s recourse for any such breaches will be limited to a representations and warranties insurance policy to be purchased by Forrester prior to the Closing.

On November 26, 2018, following execution of the Merger Agreement, the Company delivered the written consent of stockholders holding approximately ninety-five percent (95%) of the outstanding Company Capital Stock approving and authorizing the Merger pursuant to the Merger Agreement. The stockholder consent is sufficient to satisfy the stockholder vote requirement for the Merger under applicable law and the Company’s charter documents.

Concurrently with the execution of the Merger Agreement, certain members of the Company’s management team, including the Founder Stockholders, have entered into employment agreements with Forrester which will become effective upon consummation of the Merger. Certain of the Company stockholders, including the Founder Stockholders, have also entered into customary restrictive covenant agreements with Forrester pursuant to which such stockholders have agreed, for certain periods, not to compete with the Company, solicit or hire certain employees, or disclose confidential information of the Company.

The foregoing summary of the Merger Agreement is summary in nature and is qualified in its entirety by reference to the full and complete terms of the Merger Agreement. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The above description of the Merger Agreement is not intended to provide any other factual information about the Company, Forrester, or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and only as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made by each party to the other for the purposes of allocating contractual risk between them. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company or Forrester. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Forrester, or any of their respective subsidiaries, affiliates, or businesses.

In connection with the execution of the Merger Agreement, on November 26, 2018, Forrester entered into a debt financing commitment letter (the “Debt Commitment Letter”) with JPMorgan Chase Bank, N.A. (the “Commitment Party”). Pursuant to the Debt Commitment Letter, the Commitment Party has, subject to the terms and conditions set forth therein, committed to provide Forrester with: (1) a senior secured term loan facility in an aggregate principal amount of $125.0 million (the “Term Loan Facility”) and (2) a senior secured revolving credit facility in an aggregate principal amount of $75.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”). The proceeds of the Term Loan Facility will be used, upon the consummation of the Merger, to (1) finance all or a portion of the cash consideration for the Merger and (2) pay the fees, costs, and expenses incurred in connection with the Merger (collectively, the “Acquisition Consideration”). The proceeds of the Revolving Credit Facility may be used to finance a portion of the Acquisition Consideration and for working capital and other general corporate purposes of Forrester and its subsidiaries; provided that no more than $50.0 million may be borrowed on the closing date of the Merger under the Revolving Credit Facility. The availability of the borrowings under the Facilities is subject to the satisfaction of certain customary conditions, including the consummation of the Merger. The foregoing description of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Debt Commitment Letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On November 27, 2018, Forrester issued a press release announcing that it had entered into the Merger Agreement described above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. In the press release, Forrester announced a conference call to be held at 9:00 a.m., Eastern Time, and simultaneously broadcast live over the internet at forrester.com. An online archive of the webcast will be available on Forrester’s website. A copy of the supplemental slides which will be discussed during Forrester’s call is attached to this report as Exhibit 99.2 and incorporated herein by reference.

The information under this Item 7.01 and both Exhibit 99.1 and Exhibit 99.2 attached hereto are being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information or exhibits be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The furnishing of Exhibit 99.1 and Exhibit 99.2 attached hereto is not intended to constitute a determination by the Company that the information is material or that the dissemination of the information is required by Regulation FD.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of November 26, 2018, by and among Forrester Research, Inc., Supernova Acquisition Corp., SiriusDecisions, Inc., the Founder Stockholders named therein, and Fortis Advisors LLC, as Stockholder Representative

10.1	Debt Commitment Letter, dated November 26, 2018, between Forrester Research, Inc. and JPMorgan Chase Bank, N.A.

99.1	Press Release, dated November 27, 2018

99.2	Investor Presentation, dated November 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORRESTER RESEARCH, INC.

By	/s/ Ryan D. Darrah
Name:	Ryan D. Darrah
Title:	Chief Legal Officer

Date: November 27, 2018